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                                                                    EXHIBIT 23.6

                      [LETTERHEAD OF RYDER SCOTT COMPANY]

                     CONSENT OF RYDER SCOTT COMPANY, L.P.

          We hereby consent to the incorporation by reference in the Joint Proxy Statement of Southern Mineral Corporation, a Nevada corporation (the "Company"), and PetroCorp. Incorporated, a Texas Corporation, and the Registration Statement on Form S-4 of PetroCorp. Incorporated of the Joint Proxy Statement references to this firm and to its reports listed below for the Company's estimated domestic proved reserves contained therein.

          1.   Report of Ecuador reserves as of January 1, 1998.

          2.   Audit of certain domestic reserves as of January 1, 1999.


                                             /s/ Ryder Scott Company L.P.

                                             RYDER SCOTT COMPANY, L.P.

Houston, Texas
January 25, 2001